EXHIBIT 10.33

                                               EMPLOYMENT AGREEMENT


PARTIES:

Innovative Gaming Corporation of America, Inc.
4750 Turbo Circle
Reno, NV 89502                                       (the "Company")


Scott Shackleton
4160 Longknife Road
Reno, Nevada                                         (the "Executive")

DATE:             June 10, 1996


RECITALS:

A. The parties wish to provide for the employment of the Executive by the Company.

B. The Executive wishes to receive compensation from the Company for the Executive's services, and the Company wants reasonable protection of its confidential business and technical information that has been acquired and is being developed by the Company at substantial expense.

C. The Company wishes to obtain reasonable protection against unfair competition from the Executive following termination of employment and to further protect against unfair use of its confidential business and technical information and the Executive is willing to grant the Company the benefits of a covenant-not-to-compete for these purposes.

AGREEMENT:

The Company and the Executive, each intending to be legally bound, agree as follows:

         1. Employment. Subject to all of the terms and conditions of this Agreement, the Company agrees to employ the Executive as Vice President of Finance and Chief Financial Officer, and the Executive accepts such employment.


         2. Duties. The Executive will devote substantially all of his business hours to and, during such time, make the best use of his energy, knowledge and training in advancing the Company's interests. The Executive will diligently and conscientiously perform the duties of the Executive's position within the general guidelines to be determined by the Company's Board of Directors (the "Board of Directors"). While the Executive is employed by the Company, Executive will keep the Company informed of any other business activities, and will promptly stop any activity or employment that might conflict with the Company's interests or adversely affect the performance of the Executive's duties for the Company. This shall not restrict Executive's right to invest in the Securities of Public Companies, subject to Company policies regarding such investments.

         3. Term. This Agreement is effective June 10, 1996 and shall have an initial term of two years. This Agreement shall automatically renew for successive one year terms after June 10, 1998 unless terminated sooner in accordance with its termination provisions. Any change in compensation or benefits in a renewal will require the agreement of the President of the Company and Executive.

         4. Termination. Subject to the respective continuing obligations of the Company and the Executive under Sections 6, 7 and 8 hereof:

                  (a) The Company may terminate this Agreement immediately upon written notice to the Executive "for cause," which shall include: (i) dishonesty, fraud, material and deliberate injury or attempted injury, in each case related to the Company or its business, (ii) any criminal activity of a serious nature, (iii) the continued failure by Executive to satisfactorily perform the duties assigned to him pursuant to
         Section 2 of this Agreement for a period of 60 days after a written demand by the Board of Directors for such satisfactory performance which specifically identifies the manner in which it is alleged that Executive has not satisfactorily performed such duties, provided that the Company shall have no right to terminate Executive pursuant to this clause (iii) during any twelve (12) month period following a change in Executive's direct supervisor, or (iv) the failure to receive or the loss of any required gaming license. In the event of termination of this Agreement for cause pursuant to this Section 4(a), Executive will be paid at the usual rate Executive's annual Base Salary through the date of termination specified in any notice of termination and Executive will have no right to receive any bonus for the period after which the termination occurs or any future periods, provided that such payments will be made within 30 days after termination for cause pursuant to this Section 4(a).

                  (b) This Agreement will terminate upon the Executive's death or permanent disability.





         5.       Compensation.

                  (a) Base Salary. In consideration for the Executive's services under this Agreement, the Company agrees to pay the Executive an initial base salary at a rate of One Hundred Thirty Five Thousand Dollars ($135,000.00) per year (the "Base Salary"). Such Base Salary shall be paid no less often than monthly in accordance with the standard payroll practices of the Company. Such Base Salary may be adjusted from time to time by the President of the Company but may not be decreased during the term of this Agreement.

                  (b) Bonus. In addition to other compensation to be paid under this Section 5, the Company will pay Executive an annual bonus or a merit increase of up to 25% of the current year's Base Salary for each year in which he performs services under this Agreement, the exact amount to be determined by the Board of Directors based upon Executive's and the Company's attainment during the preceding year of specified annual objectives established by the Board of Directors in consultation with the Executive. In addition to such bonus, the Company will pay Executive an additional annual bonus of up to 25% of the current year's Base Salary for each year in which he performs services under this Agreement, the exact amount to be determined pursuant to a profit formula to be determined by the Compensation Committee of the Company's Board of Directors.

                  (c) Options. Subject to the approval of the Compensation Committee of the Board of Directors and to the approval of the shareholders of the Company of an amendment increasing the number of shares authorized under the Company's 1992 Stock Option and Incentive Plan, the Company awards Executive pursuant to an Option Agreement to be entered into for the option to purchase up to 60,000 shares of the Company's Common Stock pursuant to the Company's 1992 Stock Option and Incentive Plan. These options, to the extent not exercised, shall vest on a cumulative basis as follows:

                                             No. of Shares as
          Initial Date                       to which Options
          of Exercisability                 Become Exercisable
          June 10, 1996                            10,000
          June 10, 1997                            20,000
          June 10, 1998                            30,000
          June 10, 1999                            40,000
          June 10, 2000                            50,000
          June 10, 2001                            60,000

                  (d) Reimbursement of Business Expenses. In addition to payment of Base Salary, the Company agrees to reimburse the Executive for all reasonable out-of-pocket business expenses incurred by the Executive on behalf of the Company, provided that the Executive properly accounts to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended, and in accordance with the standard policies of the Company relating to reimbursement of business expenses.

                  (e) Benefits and Vacation. The Executive will be entitled to participate in all benefit plans accorded other officers. The Executive will be entitled to an annual paid vacation of three weeks and all legal holidays observed by the Company, in each case, in accordance with the Company's policies as in effect from time to time.

                  (f) Termination Without Cause. If the Company terminates this Agreement without cause, the Company shall pay or grant to Executive:
         (i) the greater of (a) the Base Salary (or such greater amount as it may be at the time of such termination) for a twelve (12) month period after the date of such termination or (b) base salary for the balance of the remaining Agreement term; (ii) any accrued bonus to be paid pursuant to Section 5(b) of this Agreement for the period through the date of termination; (iii) all vested options granted pursuant to the option agreement as indicated in Section 5(c) hereof; (iv) the unreimbursed out-of-pocket business expenses incurred by the Executive on behalf of the Company and accounted for pursuant to an option agreement as indicated in Section 5(d) of this Agreement; and (v) a continuation of health, life and disability insurance benefits for a twelve (12) month period after the date of termination on the same basis as Executive's health, life and disability insurance benefits immediately prior to such termination.

         6.       Inventions.

                  (a) "Inventions," as used in this Section 6, means any discoveries, improvements and ideas (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that the Executive makes, authors, or conceives (either alone or with others) and that:

                           (i) concern directly the Company's business or the
                  Company's present or demonstrably anticipated future research or development;

                           (ii) result from any work the Executive performs for
                  the Company;

                           (iii) use the Company's equipment, supplies,
                  facilities, or trade secret information; or

                           (iv) the Executive develops during the time the
                  Executive is performing employment duties for the Company.

                  (b) The Executive agrees that all Inventions made by the Executive during or within six (6) months after the term of this Agreement will be the Company's sole and exclusive property. The Executive will, with respect to any Invention:

                           (i) keep current, accurate, and complete records,
                  which will belong to the Company and be kept and stored on the Company's premises while the Executive is employed by the Company;

                           (ii) promptly and fully disclose the existence and
                  describe the nature of the Invention to the Company in writing (and without request);

                           (iii) assign (and the Executive does hereby assign)
                  to the Company all of his rights to the Invention, any applications he makes for patents or copyrights in any country, and any patents or copyrights granted to him in any country; and

                           (iv) acknowledge and deliver promptly to the Company
                  any written instruments, and perform any other acts necessary in the Company's opinion to preserve property rights in the Invention against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights to the Invention and to vest the entire right and title to the Invention in the Company.

         The requirements of this subsection 6(b) do not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive's own time, and (1) which does not relate directly to the Company's business or to the Company's actual or demonstrably anticipated research or development, or (2) which does not result from any work the Executive performed for the Company. Except as previously disclosed to the Company in writing, the Executive does not have, and will not assert, any claims to or rights under any Inventions as having been made, conceived, authored or acquired by the Executive prior to his employment by the Company. With respect to any obligations performed by the Executive under this subsection 6(b) following termination of employment, the Company will pay the Executive reasonable hourly compensation (consistent with the last Base salary) and will pay or reimburse all reasonable out-of-pocket expenses.

         7.       Confidential Information.

                  (a) "Confidential Information," as used in this Section 7, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary. Any information that the Executive reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether the Executive or others originated it and regardless of how the Executive obtained it).




         (b) Except as specifically permitted by an authorized officer of the Company or by written Company policies, the Executive will never, either during or after his employment by the Company, use Confidential Information for any purpose other than the business of the Company or disclose it to any person who is not also an Executive of the Company. When the Executive's employment with the Company ends, the Executive will promptly deliver to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Confidential Information, including all copies, reproductions and specimens of the Confidential Information in the Executive's possession, regardless of who prepared them and will promptly deliver any other property of the Company in the Executive's possession, whether or not Confidential Information.

         8. Competitive Activities. The Executive agrees that, during the term of employment with the Company and the period during which severance is paid, if any, under this Agreement following termination of employment (if this Agreement is terminated by the Company without cause or upon a change of control pursuant to Section 5(f)), then the Executive will not alone, or in any capacity with another firm,

                  (a) directly engage in any commercial activity that competes with the Company's business, as the Company has conducted it during the two (2) years before the Executive's employment with the Company ends, within any state in the United States or within any country in which the Company directly markets or services products or provides services,

                  (b) in any way interfere or attempt to interfere with the Company's relationships with any of its current or potential customers, or

                  (c) employ or attempt to employ any of the Company's then Executives on behalf of any other entity competing with the Company.

This Section 8 shall cease to be applicable to any activity of the Executive from and after such time as the Company (i) shall have ceased all business activities for a period of sixty (60) days or (ii) shall have made a decision through its Board of Directors not to continue, or shall have ceased for a period of sixty (60) days, the business activities with which such activity of the Executive would be competitive.

         9. Conflicts of Interest. The Executive agrees that he will not, directly or indirectly, transact business with the Company personally, or as agent, owner, partner or shareholder of any other entity; provided, however, that any such transaction may be entered into if approved by the Board of Directors.

         10. No Adequate Remedy. The Executive understands that if the Executive fails to fulfill the Executive's obligations under this Agreement, the damages to the Company would be very difficult to determine. Therefore, in addition to any other rights or remedies available to the Company at law, in equity, or by statute, the Executive hereby consents to the specific enforcement of this Agreement by the Company through an injunction or restraining order issued by an appropriate court.



         11.      Miscellaneous.

                  (a) Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company's successors and assigns, all of which are included in the term the "Company" as it is used in this Agreement; provided, however, that the Company may assign this Agreement only in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business.

                  (b) Modification. This Agreement may be modified or amended only by a written statement signed by both the Company and the Executive.

                  (c) Governing law. The laws of Nevada will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Nevada court, and both the Company and the Executive hereby consent to the exclusive jurisdiction of that court for this purpose.

                  (d) Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

                  (e) Waivers. No failure or delay by either the Company or the Executive in exercising any right or remedy under this Agreement will waive any provision of the Agreement. Nor will any single or partial exercise by either the Company or the Executive of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

                  (f) Captions. The headings in this Agreement are for convenience only and do not affect this Agreement's interpretation.

                  (g) Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters in this Agreement, including without limitation any policy or personnel manuals of the Company.

                  (h) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be hand delivered or sent by registered or certified first-class mail, postage prepaid, and shall be effective upon delivery if hand delivered, or three (3) days after mailing if mailed to the addresses stated at the beginning of this Agreement. These addresses may be changed at any time by like notice.




         IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.


INNOVATIVE GAMING CORPORATION                EXECUTIVE
OF AMERICA

By s/ Edward G. Stevenson                    s/ Scott Shackleton
    Its President                            Scott Shackleton